EXHIBIT 99.1



                            PUT OPTION AGREEMENT

                         Dated as of June 23, 1999

                                by and among

                  Valley Fair University Towne Member LLC,

                          WEA Valley Fair UTC LLC,

                                    and

                          Westfield America, Inc.





                            PUT OPTION AGREEMENT

        This Put Option Agreement, dated as of June 23, 1999, (this "Agreement") is entered into by and among Valley Fair University Towne Member LLC ("VFUT"), a Delaware limited liability company, WEA Valley Fair UTC LLC, a Delaware limited liability company ("WEA Valley Fair"), and Westfield America, Inc., a Missouri corporation ("WEA").

                            W I T N E S S E T H

        WHEREAS, VFUT and WEA Valley Fair, an affiliate of WEA, have entered into the Limited Liability Company Agreement of Valley Fair UTC LLC, dated as of June 23, 1999 (the "LLC Agreement");

        WHEREAS, pursuant to the LLC Agreement, a Delaware limited liability company known as Valley Fair UTC LLC (the "LLC") has been formed;

        WHEREAS, VFUT and WEA Valley Fair are the sole members of the LLC and collectively own all outstanding LLC Interests (as defined below); and

        WHEREAS, in connection with the foregoing, and in consideration for the payment by VFUT to WEA of $4,000,000, WEA has agreed to grant to VFUT put options to require WEA to purchase (i) VFUT's LLC Interest and (ii) the entire portion of the Distributed Interest (as defined below) distributed to VFUT, on the terms herein described.

        NOW, THEREFORE, in consideration of the foregoing and the covenants of the parties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I
                                DEFINITIONS

        Capitalized terms used herein shall have the following meaning:

        "Adverse Economic Impact Period" shall mean each period in which there shall be a material adverse economic impact to the value of a Mall (provided such material adverse economic impact does not result from the gross negligence or willful misconduct of WEA Valley Fair) resulting from:
(i) strikes or other labor difficulties, civil disturbance, order of any court or governmental or regulatory body with jurisdiction, war, riot, sabotage, the occurrence of a felony, embargo, disease, lightning, earthquake, fire, storm, hurricane, tornado, flood, explosion or other acts of God; (ii) the closing for business or bankruptcy, or the pending or threatened closing for business or bankruptcy, of tenants or a retailer doing business at a Mall; (iii) the announcement of the planned construction or material renovation or expansion of a regional shopping center (excluding Town & Country Village, located immediately to the south of Valley Fair Mall, bordered by Steven Creeks Boulevard and Winchester Boulevard) that would reasonably be anticipated to have a primary trade area that materially overlaps the primary trade area of a Mall; and (iv) the discovery of an uninsured physical condition that was not required to be insured against under the specific insurance coverages to be maintained for such Mall set forth from time to time in the Annual Plan. No such Adverse Economic Impact Period shall last longer than twelve months; provided, however, that a new Adverse Economic Impact Period shall begin (even though one or more Adverse Economic Impact Periods may then be in effect) each time there shall be another material adverse economic impact to the value of a Mall resulting from an event described in clauses (i) through (iv) above.

        "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with the Person in question.

        "Agreement" shall have the meaning ascribed to such term in the recitals.

        "Annual Plan" shall have the meaning ascribed to such term in the LLC Agreement as of the date hereof.

        "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in New York or California are not open for business.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Default Loan" shall have the meaning ascribed to such term in
Section 2.3 of the LLC Agreement as of the date hereof.

        "Distributed Interest" shall have the meaning ascribed to such term in Section 4.3 hereof.

        "Expiration Time" shall mean 5:00p.m., New York City time, on June 30, 2029.

        "FFO" shall mean net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructurings and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

        "First Offer Transfer Notice" shall have the meaning ascribed to such term in Section 8.4 of the LLC Agreement as of the date hereof.

        "LLC" shall have the meaning ascribed to such term in the recitals.

        "LLC Agreement" shall have the meaning ascribed to such term in the recitals.

        "LLC Agreement Notices" shall have the meaning ascribed to such term in Section 2.3 hereof.

        "LLC Assets" shall mean the assets and property, whether tangible or intangible and whether real, personal, or mixed, at any time held for the benefit of the LLC or either Owner LLC and all membership interests in each Owner LLC.

        "LLC FFO" shall mean the FFO of the LLC for the four (4) calendar quarters used in calculating the applicable Put Multiple.

        "LLC Interest" shall mean, as to any Member, all of the interest of that Member in the LLC as set forth in the LLC Agreement including, without limitation, such Member's (i) right to a distributive share of the profits and losses and cash flow of the LLC, (ii) right to a distributive share of LLC Assets and (iii) right to participate in the management of the business and affairs of the Company.

        "LLC Interest Put Notice" shall have the meaning ascribed to such term in Section 2.1 hereof.

        "LLC Interest Put Option" shall have the meaning ascribed to such term in Section 2.1 hereof.

        "LLC Interest Put Value" shall mean the amount that would be distributed to VFUT if the LLC received an amount equal to the product obtained by multiplying (x) the LLC FFO by (y) the Put Multiple, and such amount was then distributed among the Members in accordance with the provisions of Section 4.2 of the LLC Agreement.

        "Loans" shall mean any loan to the Company or either owner LLC including the following loans:

        (a) Mortgage loan in the maximum principal amount of $275,000,000 made to VF Mall LLC by Canadian Imperial Bank of Commerce, as Administrative Agent, for CIBC Inc., Hypovereinsbank AG, New York Branch, ("HB") and other lenders extending credit thereunder, CIBC Inc., as a Co-Arranger and Co-Agent, and HB, as a Co-Arranger and Co-Agent; and

        (b) Mortgage loan in the original principal amount of $85,000,000 made by The Northwestern Mutual Life Insurance Company to University Towne Center Associates.

        "Mall" shall mean either the Valley Fair Mall or the UTC Mall.

        "Mall FFO" shall mean the FFO of the Owner LLC of the applicable Mall for the four (4) calendar quarters used in calculating the applicable Put Multiple.

        "Mall Put Notice" shall have the meaning ascribed to such term in
Section 3.1 hereof.

        "Mall Put Option" shall have the meaning ascribed to such term in
Section 3.1 hereof.

        "Mall Put Value" shall mean the amount that would be distributed to VFUT if the LLC received an amount equal to the product obtained by multiplying (x) the Mall FFO for the applicable Mall owned (directly or indirectly) by the applicable Owner LLC by (y) the Put Multiple, and such amount was then distributed among the Members in accordance with the provisions of Section 4.2 of the LLC Agreement.

        "Managing Member" shall mean the member then authorized to carry out the management of the business and affairs of the LLC pursuant to
Article 6 of the LLC Agreement.

        "Member" shall mean, at any time, any person or entity admitted and remaining as a member of the LLC pursuant to the terms of the LLC
Agreement.

        "Memorandum" shall have the meaning ascribed to such term in
Section 4.3 hereof.

        "Morgan Entity" shall mean the Commingled Pension Trust Fund (Strategic Property) of Morgan Guaranty Trust Company of New York, or a private or government pension fund or collective investment fund for which J.P. Morgan Investment Management Inc. or Morgan Guaranty Trust Company of New York (or one of their parents, affiliates, or subsidiaries, successors or assigns) acts as trustee, agent or independent advisor (with discretion).

        "Non-Qualified Distributee" shall mean any Person that is entitled to a distribution of WEA Shares pursuant to the provisions of this Agreement that is not a Qualified Distributee.

        "Notice" shall have the meaning ascribed to such term in Section
4.5 hereof.

        "Offer Notice" shall have the meaning ascribed to such term in
Section 8.5 of the LLC Agreement as of the date hereof.

        "Owner LLC" shall mean either UTC LLC or VF Mall LLC.

        "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

        "Proposed QP" shall have the meaning ascribed to such term in
Section 4.3 hereof.

        "Put Multiple" shall mean, at any time, the quotient obtained by dividing (x) the Share Price by (y) the sum of the per share FFO of WEA for the most recently publicly reported four (4) calendar quarters.

        "Qualified Distributee" shall mean (a) VFUT, (b) a Morgan Entity or
(c) any Person (i) that is a designee of VFUT, a successor to VFUT or a subsequent transferee of VFUT's LLC Interest, and (ii) that would not, to the reasonable satisfaction of WEA, at the time of such distribution, cause the ownership limitations contained in WEA's Articles of Incorporation to be violated by any such distribution of WEA Shares to any greater extent than if such WEA Shares were being distributed to VFUT.

        "QP Distributee" shall have the meaning ascribed to such term in
Section 4.3 hereof.

        "Qualified Person" shall mean a Person who would not, by consummating the transactions contemplated by the exercise of a LLC Interest Put Option or Mall Put Option: (i) cause WEA to recognize rental income from any Person described in Section 856(d)(2)(B) of the Code, after taking into account Section 856(d)(6); (ii) cause a violation of Section
6.8 of the LLC Agreement; or (iii) otherwise jeopardize the real estate investment trust status of WEA; provided, however, that so long as 100% of the outstanding interests of a Person are owned by a Morgan Entity, such Person shall be deemed to be a Qualified Person.

        "Qualified Person Notice" shall have the meaning ascribed to such term in Section 4.3 hereof.

        "REIT Counsel" shall have the meaning ascribed to such term in
Section 4.3 hereof.

        "REOC Date" shall mean the date on which the LLC or either Owner LLC shall no longer be operated in a manner which will maintain the LLC's status as a "real estate operating company" as defined in Department of Labor regulations set forth at 29 CFR ss. 2510.3-101(c) or enable it to qualify for another "plan asset" exception under such regulations.

        "Right Of First Offer Sale Notice" shall have the meaning ascribed to such term in Section 8.6 of the LLC Agreement as of the date hereof.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Share Price" shall mean the average of the daily high and low trading prices of a share of common stock of WEA for the twenty (20) consecutive trading days, as quoted in the eastern edition of The Wall Street Journal, beginning on the twenty fifth (25th) Business Day prior to the date on which VFUT shall deliver the LLC Interest Put Notice or Mall Put Notice, as applicable, (if publication of The Wall Street Journal, or such price therein, is discontinued, the price shall be determined on the basis of such other publication, statistical guide or information service as VFUT may select with WEA's reasonable approval).

        "Taxes" shall mean any and all state, county and city documentary stamp and other transfer taxes, any sales taxes related to the transfer of personal property and all interest and/or penalties due in connection therewith.

        "Trading Period" shall have the meaning ascribed to such term in
Section 4.2(a) hereof.

        "Transfer" shall mean any sale, assignment, transfer, gift, hypothecation or encumbrance.

        "UTC Lockout Date" shall mean the earlier of (i) the REOC Date and
(ii) the third (3rd) anniversary of the date of the execution and delivery of this Agreement.

        "UTC LLC" shall mean University Towne Center LLC, a Delaware limited liability company.

        "UTC Mall" shall mean the Westfield Shoppingtown UTC, a shopping center located in San Diego, California.

        "Valley Fair Mall" shall mean the Westfield Shoppingtown Valley Fair, a shopping center located in San Jose, California.

        "Valley Fair Lockout Date" shall mean the earlier of (i) the REOC Date and (ii) the fifth (5th) anniversary of the date of the execution and delivery of this Agreement.

        "VF Mall LLC" shall mean VF Mall LLC, a Delaware limited liability company.

        "VFUT" shall have the meaning ascribed to such term in the recitals.

        "VFUT Distribution" shall have the meaning ascribed to such term in
Section 3.1 hereof.

        "WEA" shall have the meaning ascribed to such term in the recitals.

        "WEA Shares" shall mean the common stock of WEA.

        "WEA Securities" shall have the meaning ascribed to such term in
Section 4.2 hereof.

        "WEA Valley Fair" shall have the meaning ascribed to such term in the recitals.

        Capitalized terms not defined herein shall have the respective meanings ascribed to such terms in the LLC Agreement. All accounting terms used herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term "generally accepted accounting principles" means such accounting principles as are generally accepted at the time of any computation.


                                 ARTICLE II
                          LLC INTEREST PUT OPTION

        Section 2.1 (a) Grant. VFUT shall have the right and option, to be exercised at the election of VFUT in its sole and absolute discretion, to sell VFUT's entire LLC Interest to WEA, and to require WEA to purchase such interest in accordance with the provisions of this Agreement (the "LLC Interest Put Option").

                    (b) Exercise. The LLC Interest Put Option is exercisable by VFUT upon the delivery of written notice to WEA (the "LLC Interest Put Notice") at any time (x) after (i) to the extent the LLC shall then directly or indirectly own both the UTC Mall and the Valley Fair Mall, or only the Valley Fair Mall, the Valley Fair Lockout Date or (ii) to the extent that the LLC shall own directly or indirectly only the UTC Mall, the UTC Lockout Date and (y) prior to the Expiration Time. Notwithstanding anything to the contrary contained herein, VFUT shall not have the right to initiate the exercise of the LLC Interest Put Option during the pendency of an Adverse Economic Impact Period. Only a Qualified Person may consummate the exercise of a LLC Interest Put Option.

        Section 2.2 (a) Closing. If the LLC Interest Put Notice shall be properly delivered, the closing of the purchase and sale of VFUT's entire LLC Interest shall be held at a location in Los Angeles, California or New York, New York designated by WEA by written notice to VFUT (or, at the election of either WEA or VFUT, pursuant to escrow arrangements acceptable to both WEA and VFUT in the exercise of their reasonable judgment) on a Business Day selected by WEA not less than thirty (30) days and not more than ninety (90) days from the date of the determination of the LLC Interest Put Value. Subject to the terms of Section 4.1 of this Agreement, WEA shall pay the LLC Interest Put Value in WEA Shares. At the time of delivery of such WEA Shares, all such WEA Shares shall be duly authorized, validly issued and outstanding, fully paid and non-assessable and shall be listed or authorized for trading on any stock market or exchange on which WEA Shares are listed or authorized for trading. At the closing, (i) WEA shall deliver to VFUT, or its designee, a number of WEA Shares equal to the quotient obtained by dividing (x) the LLC Interest Put Value by (y) the Share Price; (ii) VFUT shall deliver to WEA, or its designee, (x) an assignment of all of VFUT's right, title and interest in its entire LLC Interest which assignment shall be free and clear of all legal or equitable claims (other than legal or equitable claims to VFUT's LLC Interest, if any, of WEA Valley Fair pursuant to the LLC Agreement) and (y) a certificate, dated as of the closing, as to VFUT's non-foreign status, in the form of Exhibit A hereto, as well as any applicable state or local withholding certificate reasonably requested by WEA; (iii) WEA shall deliver to VFUT an assumption of VFUT's obligations under the LLC Agreement arising from and after such assignment; and (iv) VFUT and WEA shall execute an agreement acceptable to VFUT and WEA in the exercise of their reasonable judgment whereby (x) the parties shall represent and warrant to each other that each is duly organized, validly existing, has the necessary corporate power and authority to consummate the subject transactions and requires no consents which have not been obtained and (y) VFUT shall represent to WEA that VFUT is the owner of VFUT's LLC Interest free and clear of all pledges, liens, charges and encumbrances and that the Transfer is being made free and clear of all legal or equitable claims (other than legal or equitable claims of WEA Valley Fair pursuant to the LLC Agreement).

               (b) Costs and Expenses. Each party shall pay its own costs and expenses in connection with a Transfer pursuant to this Article II.

               (c) Default Loan. On the date of any Transfer pursuant to this Article II, each Member shall pay in full the entire unpaid balance of any Default Loan made to such Member plus all accrued and unpaid interest thereon.

               (d) Taxes. Any and all Taxes levied or imposed in connection with a Transfer pursuant to this Article II shall be paid by VFUT. In addition, VFUT shall indemnify, defend and hold WEA harmless from and against any and all liability, claims, loss, cost, damage or expense (including, without limitation, interest, penalties and reasonable attorney fees, charges and disbursements) that WEA may incur arising out of or in connection with VFUT's failure to pay any such Taxes.

        Section 2.3 Superseding Rights. Notwithstanding anything to the contrary set forth herein, in the event that, prior to the delivery of an LLC Interest Put Notice, either (i) a First Offer Transfer Notice under
Section 8.4 of the LLC Agreement, an Offer Notice under Section 8.5 of the LLC Agreement, a Right of First Offer Sale Notice under Section 8.6 of the LLC Agreement (collectively, the "LLC Agreement Notices") or a Mall Put Notice under Article III of this Agreement shall have been delivered (any such Mall Put Notice or LLC Agreement Notice so delivered being referred to in this Section 2.3 as a "Previous Notice") and the transactions contemplated as a result of the delivery of any such Previous Notice shall not have closed, and the right to consummate such transactions has not expired or been rescinded or (ii) an action for specific performance shall have been instituted pursuant to Sections 8.4(c), 8.5(i) or 8.6(h) of the LLC Agreement or pursuant to Section 4.17 hereto, then the delivery of any such Previous Notice and the institution of any such action for specific performance shall supersede the delivery of the LLC Interest Put Notice and the rights under Section 8.4 of the LLC Agreement, Section 8.5 of the LLC Agreement, Section 8.6 of the LLC Agreement and Article III of this Agreement, as applicable, shall supersede the rights under this Article II.


                                ARTICLE III
                              MALL PUT OPTION

        Section 3.1 (a) Grant. VFUT shall have the right and option, to be exercised at the election of VFUT in its sole and absolute discretion (the "Mall Put Option"), to both (x) cause the LLC to distribute to the Members in accordance with the terms of the LLC Agreement, the LLC's entire interest in either Owner LLC (the "Distributed Interest"), and thereafter
(y) sell the entire portion of the Distributed Interest that is so distributed to VFUT (the "VFUT Distribution") to WEA, and to require WEA to purchase the VFUT Distribution from VFUT, all in accordance with the provisions of this Agreement.

                    (b) Exercise. The Mall Put Option is exercisable by VFUT upon the delivery of written notice to WEA (the "Mall Put Notice") at any time (x) after (i) to the extent of a distribution of the LLC's interest in VF Mall LLC, the VF Lockout Date and (ii) to the extent of a distribution of the LLC's interest in UTC LLC, the UTC Lockout Date and (y) prior to the Expiration Time. Notwithstanding anything to the contrary contained herein, VFUT shall not have the right to initiate the exercise of the Mall Put Option (i) with respect to all the Malls owned directly or indirectly by the LLC in a single transaction, (ii) with respect to a particular Mall (or interests in the corresponding Owner LLC) during the pendency of an Adverse Economic Impact Period with respect to such Mall, or
(iii) so long as the LLC owns only one Mall. Only a Qualified Person may consummate the exercise of a Mall Put Option.

        Section 3.2 (a) Closing. If the Mall Put Notice shall be properly delivered, the Members shall cause the LLC to distribute the Distributed Interest to the Members, and WEA shall purchase the VFUT Distribution from VFUT at a location in Los Angeles, California or New York, New York designated by WEA by written notice to VFUT (or, at the election of either WEA or VFUT, pursuant to escrow arrangements acceptable to both WEA and VFUT in the exercise of their reasonable judgment) on a Business Day selected by WEA not less than thirty (30) days and not more than ninety
(90) days from the date of the determination of the Mall Put Value. Subject to the terms of Section 4.1 of this Agreement, WEA shall pay the Mall Put Value in WEA Shares. At the time of delivery of such WEA Shares, all such WEA Shares shall be duly authorized, validly issued and outstanding, fully paid and non-assessable and shall be listed on any stock market or exchange on which WEA Shares are listed. At the closing, (i) the Members shall cause the LLC to distribute to the Members in accordance with the terms of the LLC Agreement all of the LLC's interest in such Owner LLC; (ii) WEA shall deliver to VFUT, or its designee, a number of WEA Shares equal to the quotient obtained by dividing (x) the Mall Put Value by (y) the Share Price; (iii) VFUT shall deliver to WEA, or its designee, (a) an assignment of all of VFUT's right, title and interest in its entire VFUT Distribution, and (b) a certificate, dated as of the closing, as to VFUT's non-foreign status in the form of Exhibit A hereto, as well as any applicable state or local withholding certificate reasonably requested by WEA; (iv) WEA shall deliver to VFUT an assumption of VFUT's obligations under the limited liability agreement of such Owner LLC; (v) VFUT and WEA Valley Fair shall cause the LLC to represent to the Members that, to the best of the Managing Member's knowledge, the LLC's interest in the applicable Owner LLC is being distributed free and clear of all pledges, liens, charges and encumbrances and all legal or equitable claims; and (vi) VFUT and WEA shall execute an agreement acceptable to VFUT and WEA in the exercise of their reasonable judgment whereby (x) the parties shall represent and warrant to each other that each is duly organized, validly existing, has the necessary corporate power and authority to consummate the subject transactions and requires no consents which have not been obtained and (y) VFUT shall represent and warrant to WEA that VFUT has not created or allowed any pledge, lien, charge or encumbrance on the VFUT Distribution following distribution of the VFUT Distribution from the LLC to VFUT and that, to the best of VFUT's knowledge, the VFUT Distribution is being Transferred free and clear of all pledges, liens, charges and encumbrances and legal or equitable claims (other than legal or equitable claims of WEA Valley Fair pursuant to the LLC Agreement).

                    (b) Costs and Expenses. Each party shall pay their own costs and expenses in connection with a Transfer pursuant to this Article III; provided, however, that all expenses of the LLC (other than Taxes) in connection with such Transfer shall be borne by the LLC.

                    (c) Default Loan. On the effective date of any Transfer pursuant to this Article III, each Member shall pay in full the entire unpaid principal balance of any Default Loan made to such Member plus all accrued and unpaid interest thereon.

                    (d) Taxes. Any Taxes levied or imposed in connection with a Transfer pursuant to this Article III shall be paid by VFUT. In addition, VFUT shall indemnify, defend and hold WEA harmless from and against any and all liability, claims, loss, cost, damage or expense (including, without limitation, interest, penalties and reasonable attorney fees, charges and disbursements) that WEA may incur arising out of or in connection with VFUT's failure to pay any such Taxes.

        Section 3.3 Superseding Rights. Notwithstanding anything to the contrary set forth herein, in the event that, prior to the delivery of a Mall Put Notice with respect to a Mall/Owner LLC, either (i) an LLC Agreement Notice shall have been delivered with respect to such Mall/Owner LLC or an LLC Interest Put Notice under Article II of this Agreement shall have been delivered (any such LLC Interest Put Notice or LLC Agreement Notice so delivered being referred to in this Section 3.3 as a "Previous Notice") and the transactions contemplated as a result of the delivery of any such Previous Notice shall not have closed, and the right to consummate such transactions have not expired or been rescinded or (ii) an action for specific performance shall have been instituted with respect to such contemplated transactions pursuant to Section 8.4(c), 8.5(i) or 8.6(h) of the LLC Agreement or pursuant to Section 4.17 hereto, then the delivery of any such Previous Notice and the institution of any such action for specific performance shall supersede the delivery of such Mall Put Notice and the rights under Section 8.4 of the LLC Agreement, Section 8.5 of the LLC Agreement, Section 8.6 of the LLC Agreement and Article II of this Agreement, as applicable, shall supersede the rights under this Article III with respect to the Mall(s)/Owner LLC(s) that is subject to the Previous Notice or such action for specific performance.


                                 ARTICLE IV
                          MISCELLANEOUS PROVISIONS

        Section 4.1 (a) Ownership Limitations. Notwithstanding anything to the contrary contained herein, if the number of WEA Shares to be distributed to a Qualified Distributee pursuant to this Agreement shall exceed the ownership limitations contained in WEA's Articles of Incorporation, and such limitations shall not be waived or amended to allow for the distribution in full to such Qualified Distributee of such shares, such Qualified Distributee and WEA shall cooperate in good faith to structure the distribution in a manner that shall avoid such limitations. If, after good faith efforts, the distribution cannot be structured in a manner to avoid such limitations, such Qualified Distributee shall have the right, exercisable upon delivery of written notice to WEA, to elect either to (i) not proceed with a Transfer pursuant to this Agreement, in which event such Qualified Distributee's exercise of the LLC Interest Put Option or Mall Put Option, as applicable, shall be null and void and of no further force or effect, or (ii) proceed with a Transfer pursuant to this Agreement, in which event WEA shall deliver to such Qualified Distributee in immediately available federal funds, in lieu of such excess shares, the difference between the LLC Interest Put Value or the Mall Put Value, whichever is applicable, and the product of (x) the Share Price and (y) the number of shares that may be delivered to such Qualified Distributee as a result of such restriction.

               (b) Notwithstanding anything to the contrary contained herein, if the number of WEA Shares to be distributed to a Non-Qualified Distributee shall exceed the ownership limitations contained in WEA's Articles of Incorporation, and such limitations shall not be waived or amended to allow for the distribution of such WEA Shares in full to such Non-Qualified Distributee, such Non-Qualified Distributee must locate a buyer for the excess WEA Shares subject to WEA's reasonable approval of such buyer. If such Non-Qualified Distributee cannot locate a buyer for the excess WEA Shares, such Non-Qualified Distributee's exercise of the LLC Interest Put Option or Mall Put Option, as applicable, shall be null and void and of no further force or effect.

               (c) If the number of WEA Shares to be distributed to either a Qualified or Non-Qualified Distributee (each, a "Distributee") shall exceed the limitation under Rule 312.03(c) of the New York Stock Exchange or any successor rule, such Distributee shall have the right, exercisable upon delivery of written notice to WEA, to elect either to (i) not proceed with a Transfer pursuant to this Agreement, in which event such Distributee's exercise of the LLC Interest Put Option or Mall Put Option, as applicable, shall be null and void and of no further force or effect, or
(ii) proceed with a Transfer pursuant to this Agreement, in which event WEA shall distribute the amount of WEA Shares allowed under Rule 312.03(c) of the New York Stock Exchange or any successor rule and within 120 days either (i) obtain the shareholder approval required by the rules of the New York Stock Exchange and distribute the excess WEA Shares to the Distributee or (ii) deliver to the Distributee in immediately available federal funds, in lieu of such excess WEA Shares, the difference between the LLC Interest Put Value or the Mall Put Value, whichever is applicable, and the product of (x) the Share Price and (y) the number of shares that may be delivered to the Distributee as a result of such restriction. WEA shall use commercially reasonable efforts to obtain such shareholder approval.

        Section 4.2 (a) Prohibition of Influence on Share Price. VFUT covenants that it shall not and shall not knowingly cause any of its Affiliates to trade in any publicly traded securities of WEA ("WEA Securities") at any time during any twenty (20) consecutive day trading period used to calculate the Share Price in connection with the exercise of either a Mall Put Option or LLC Interest Put Option, as applicable (each such consecutive twenty (20) day trading period being referred to herein as a "Trading Period") with the intent to cause a decrease in the Share Price in connection with an exercise of a LLC interest Put Option or a Mall Put Option.

               (b) In any action or proceeding claiming a breach of the covenant contained in Section 4.2(a), the parties hereto acknowledge and agree that (i) WEA shall have the burden to prove that VFUT traded or knowingly caused an Affiliate of VFUT to trade in WEA Securities at any time during a Trading Period and (ii) if WEA shall prove that VFUT traded or knowingly caused an Affiliate of VFUT to trade in WEA Securities at any time during a Trading Period, VFUT shall have the burden to prove that VFUT's intent in connection with such trading was not to cause a decrease in the Share Price in connection with the exercise of an LLC Interest Put Option or a Mall Put Option. If a court of competent jurisdiction renders a final decision finding that VFUT traded or knowingly caused an Affiliate of VFUT to trade in WEA Securities at any time during a Trading Period and VFUT shall be unable to prove that VFUT's intent in connection with such trading was not to cause a decrease in the Share Price in connection with the exercise of an LLC Interest Put Option or a Mall Put Option, subject to the terms of Section 4.2(c) of this Agreement, WEA shall have as its sole and exclusive remedy in connection with a breach of the covenant contained in Section 4.2(a), the right to either (x) rescind the applicable Mall Put Option or LLC Interest Put Option transaction or (y) recover from VFUT any actual damages suffered as a result of such trading.

               (c) WEA hereby irrevocably waives any right to seek an injunction or other remedy available at law or in equity to prevent or enjoin the consummation of the transactions contemplated by the Mall Put Option or LLC Interest Put Option in connection with a claim that VFUT breached the covenant contained in Section 4.2(a) of this Agreement; provided, however, that the benefits of this waiver shall not run to any successor to VFUT or subsequent transferee of VFUT's LLC Interest that is not a Morgan Entity or an Affiliate.

        Section 4.3   Qualified Person Limitation.

               (a) From time to time following written request, WEA shall provide VFUT with a determination as to whether a Person (a "Proposed QP") is a Qualified Person. WEA may request additional information concerning such Proposed QP reasonably necessary for WEA to make a determination as to whether such Proposed QP shall be, at the time of the determination, a Qualified Person. Within 5 business days after receiving all information reasonably necessary to make such determination, WEA shall provide VFUT with notice of its decision as to whether or not such Proposed QP is a Qualified Person. Any dispute with respect to whether a Proposed QP is a Qualified Person shall be resolved by counsel to WEA, which counsel shall be Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized tax counsel selected by WEA in its sole and absolute discretion and experienced in such matters ("REIT Counsel"). The determination of such REIT Counsel set forth in a memorandum to VFUT and WEA stating the facts deemed to be relevant by such REIT Counsel and the reasons for such determination ("Memorandum") shall be binding on all parties to this Agreement. Without limiting the generality of the foregoing, any Memorandum to the effect that such REIT Counsel would not be able to render its customary formal legal opinion with respect to the REIT status of WEA if such exercise of the LLC Interest Put Option or Mall Put Option were consummated by the Proposed QP shall establish conclusively that such Proposed QP is not a Qualified Person.

               (b) Regardless of any determination made by WEA under
Section 4.3(a) of this Agreement, within 15 business days after receipt of a LLC Interest Put Notice or a Mall Put Notice, WEA may, in one or more communications, request that VFUT, VFUT's designee, a successor to VFUT or a subsequent transferee of VFUT's LLC Interest (a "QP Distributee") provide additional information concerning such QP Distributee and relevant to the status of such QP Distributee as a Qualified Person, including, without limitation: (i) the names of the direct and indirect shareholders, subsidiaries, and Affiliates of such QP Distributee; (ii) the extent to which such QP Distributee is owned by, or owns interests in, such shareholders, subsidiaries, and Affiliates; and (iii) the existence and nature of contractual relationships between such QP Distributee and its shareholders and Affiliates, on the one hand, and WEA and its Affiliates, on the other hand. Within 5 business days after receiving information satisfactory to WEA and relevant to the status of such QP Distributee as a Qualified Person, WEA shall provide such QP Distributee with notice of its decision as to whether or not such QP Distributee is then a Qualified Person (a "Qualified Person Notice"). Such QP Distributee agrees to promptly notify WEA of any changes in the information previously provided to WEA pursuant to this paragraph. Any determination by WEA that such QP Distributee is a Qualified Person shall be binding on WEA; provided, however, that at any time prior to or at the closing of a LLC Interest Put Option or a Mall Put Option, WEA shall have the right to redetermine such QP Distributee's status as a Qualified Person based on any change in facts or law. Any dispute between WEA and such QP Distributee concerning its status as a Qualified Person shall be resolved by REIT Counsel to WEA. The determination of such REIT Counsel set forth in a Memorandum shall be binding on all parties to this Agreement. Without limiting the generality of the foregoing, any Memorandum to the effect that such REIT Counsel would not be able to render its customary formal legal opinion with respect to the REIT status of WEA if such exercise of the LLC Interest Put Option or Mall Put Option were consummated shall establish conclusively that such QP Distributee is not a Qualified Person.

        Section 4.4 Further Assurances. Each party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

        Section 4.5 Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, "Notices") shall be in writing and shall be given by personal delivery or facsimile or United States registered or certified mail (postage prepaid, return receipt requested) addressed as hereinafter provided. Except as otherwise specified herein, the time period in which a response to any notice or other communication must be made, if any, shall commence to run on the earliest to occur of (a) if by personal delivery, the date of receipt, or attempted delivery, if such communication is refused; (b) if given by facsimile, the date on which such facsimile is transmitted and confirmation of delivery thereof is received, and if such date is not a Business Day, the first Business Day after such date; and (c) if sent by mail (as aforesaid), the date of receipt or attempted delivery, if such mailing is refused. Until further notice, notices and other communications under this Agreement shall be addressed to the parties listed below as follows:

               (i) If to VFUT, to:

                        Valley Fair University Towne Member LLC
                        c/o J.P. Morgan Investment Management Inc.
                        522 Fifth Avenue
                        New York, New York  10036
                        Attn: Ms. Sheryl Crosland and Mr. Mark Bonapace Fax Number: (212) 837-1238

                        with a copy to:

                        Brian Diamond, Esq.
                        Stroock & Stroock & Lavan LLP
                        180 Maiden Lane
                        New York, New York  10038
                        Fax Number:  (212) 806-6006

               (ii) If to WEA Valley Fair, to:

                        WEA Valley Fair UTC LLC
                        Westfield America, Inc.
                        11601 Wilshire Boulevard
                        12th Floor
                        Los Angeles, California  90025
                        Attn:  Irv Hepner
                        Fax Number:  (310) 478-8776

                        with a copy to:

                        Rand S. April, Esq.
                        Skadden, Arps, Slate, Meagher & Flom LLP
                        300 South Grand Avenue
                        Los Angeles, California 90071
                        Fax Number:  (213) 687-5600

               (iii) If to WEA, to:

                        Westfield America, Inc.
                        11601 Wilshire Boulevard
                        12th Floor
                        Los Angeles, California  90025
                        Attn:  Irv Hepner
                        Fax Number:  (310) 478-8776

                        with a copy to:

                        Rand S. April, Esq.
                        Skadden, Arps, Slate, Meagher & Flom LLP
                        300 South Grand Avenue
                        Los Angeles, California 90071
                        Fax Number:  (213) 687-5600

Any party may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 4.5.

        Section 4.6 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof).

        Section 4.7 Consent to Jurisdiction. Any action, suit or proceeding in connection with this Agreement may be brought against any party in a court of record of the State of New York, County of New York, or State of California, County of Los Angeles, or the United States District Court for the Central District of California, or the Southern District of New York, each party hereby consenting and submitting to the jurisdiction thereof; and service of process may be made upon any party, by certified or registered mail, at the address to be used for the giving of notice to such party under Section 4.5, hereof. Each party hereby appoints CT Corporation System, 1633 Broadway, New York, New York 10019 as its agent for service of process. Nothing herein shall affect the right of any party to commence legal proceedings or otherwise to proceed against any other party in any other jurisdiction or to serve process in any manner permitted by applicable law. In any action, suit or proceeding in connection with this Agreement, each party hereby waives trial any claim that New York County, Los Angeles County, the Central District of California or the Southern District of New York is an inconvenient forum.

        Section 4.8 Titles, Captions and Headings. All titles, headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

        Section 4.9 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

        Section 4.10 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in this Section 4.10, neither this Agreement nor any of the rights granted herein, nor any of the other interests and obligations created hereunder, shall be assigned or delegated by any of the parties hereto without the prior express written consent of the other parties and any such attempted assignment or delegation shall be void. If either VFUT or WEA Valley Fair transfers its LLC Interest pursuant to and in accordance with Article VIII of the LLC Agreement, this Agreement, including any rights and obligations created hereunder, may be assigned by VFUT or WEA Valley Fair to its respective transferee under the LLC Agreement.

        Section 4.11 Extension Not a Waiver. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder shall not otherwise alter or affect any power, remedy or right of any other party, or the obligations of the party to whom such extension or indulgence is granted.

        Section 4.12 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be effected or impaired thereby.

        Section 4.13 Consents. Any consent or approval to any act or matter required under this Agreement must be in writing and shall apply only with respect to the particular act or matter to which such consent or approval is given, and shall not relieve any party from the obligation to obtain the consent or approval, as applicable, wherever required under this Agreement to any other act or matter.

        Section 4.14 Entire Agreement. This Agreement and the LLC Agreement contain the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

        Section 4.15 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument.

        Section 4.16 Transfers Pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Transfer shall be made pursuant to Article II or Article III of this Agreement which would violate or cause an acceleration of the maturity of any of the documents evidencing or securing any Loan. If a contemplated Transfer requires the consent of any holder of the beneficial interest under any Loan, VFUT shall have the obligation to obtain such consent(s) from all necessary parties, at VFUT's sole cost and expense.

        Section 4.17 Specific Performance. VFUT, WEA Valley Fair and WEA acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that VFUT, WEA Valley Fair and WEA, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of another party under this Agreement in accordance with the terms and conditions of this Agreement.

        Section 4.17 Attorney's Fees. In the event that any party to this Agreement is required to retain the services of any attorney to enforce or otherwise litigate or defend any matter or claim arising out of or in connection with this Agreement, then the prevailing party (as evidenced by a final, non-appealable court order) shall be entitled to its reasonable attorneys' fees from the non-prevailing party.

        Section 4.18 Waiver of Trial By Jury. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that
(i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver and
(iii) each party makes this waiver voluntarily.


               IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first above written.


                                 VALLEY FAIR UNIVERSITY TOWNE
                                 MEMBER LLC, a Delaware limited liability company

                                 By:  Commingled Pension Trust Fund
                                 (Strategic Property) of Morgan Guaranty
                                 Trust Company of New York

                                 By:  Morgan Guaranty Trust Company of
                                 New York, its Trustee

                                 By:  /s/Lawrence D. Ellman
                                      _________________________________
                                      Lawrence D. Ellman
                                      Vice President


                                 WEA VALLEY FAIR UTC LLC, a
                                 Delaware limited liability company

                                 By: Westfield America Limited Partnership,
                                 its Managing Member

                                 By: Westfield America, Inc., its Managing
                                 General Partner


                                 By:  /s/Irv Hepner
                                      __________________________________
                                      Irv Hepner
                                      Secretary

                                 WESTFIELD AMERICA, INC., a Missouri
                                 Corporation

                                 By:  /s/Irv Hepner
                                      _________________________________
                                      Irv Hepner
                                      Secretary


                                                                  EXHIBIT A


                         Form of FIRPTA Certificate

Section 1445 of the Internal Revenue Code provides that a transferee of a
U.S. real property interest must withhold tax if the Transferor is a foreign person. To inform the transferee, Westfield America, Inc., that withholding of tax is not required upon the disposition of a U.S. real
property interest by [        ] ("Transferor"), the undersigned hereby swears,
affirms, and certifies the following on behalf of the Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor's social security number or U.S. employer I.D. number is: ____________; and

3.      Transferor's address is:


Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Transferor.

Executed as of the ____ day of          .

                                        [TRANSFEROR]


                                        By:_______________________
                                            Name:
                                            Title: